Exhibit 99.1

For Additional Information:

Bryan Giglia

Vice President – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 369-4236

SUNSTONE HOTEL INVESTORS ANNOUNCES APPOINTMENT

OF ARTHUR L. BUSER AS PRESIDENT

TO BECOME CEO BY JULY 2009

San Clemente, CA – June 19, 2008 – Sunstone Hotel Investors, Inc. (NYSE: SHO) announced today that Arthur L. Buser has been appointed President effective July 21, 2008. Upon the completion of a transition period that is expected to conclude no later than July 1, 2009, Mr. Buser will be appointed Chief Executive Officer. During the transition period, Bob Alter will remain Chief Executive Officer and Executive Chairman of the board of directors. Upon Mr. Buser’s appointment to Chief Executive Officer, Mr. Alter will remain as Executive Chairman.

“I am pleased to announce that we have reached an agreement with Art Buser to become Sunstone’s CEO,” said Bob Alter, Executive Chairman and Chief Executive Officer. “Art brings over 31 years of hospitality industry experience, including 15 years of real estate transaction and asset management experience, to Sunstone. His wealth of hospitality experience encompasses all facets of our business, including acquisitions, dispositions, asset management and capital markets. The board selected Art from a distinguished and highly qualified field of candidates during a comprehensive search process. The board was focused on selecting a leader who would work well within Sunstone’s culture, who has the skills to optimize the performance of our high-quality portfolio, and who has the vision to set a strategy that will maximize long-term returns to our stockholders. I am confident that Art has the integrity, passion and dedication to excel as CEO of Sunstone.”

For the 11 years prior to joining Sunstone, Mr. Buser served in a variety of roles at Jones Lang LaSalle Hotels Americas (“JLLH Americas”), most recently serving as Head of Global Hotel Capital Markets, responsible for oversight of hotel equity and debt transactions. Mr. Buser also served as a member of JLLH Americas’ board of directors, and previously served as President of Hotel Capital Markets, which closed transactions in excess of $4.5 billion in 2007.

Prior to joining JLLH Americas, Mr. Buser held various management positions in acquisitions and asset management at The Yarmouth Group. Prior to the Yarmouth Group, Mr. Buser held positions in operations and financial analysis at Hilton Hotels Corporation. Mr. Buser holds a Bachelor of Science degree in Hotel Administration from the Cornell School of Hotel Administration, as well as an MBA from The UCLA Anderson School of Management. Art is married and currently resides in Santa Monica, California. The Busers plan to relocate to Orange County, California, near Sunstone’s corporate offices.

“I am extremely excited about this opportunity and would like to thank Bob and the board for selecting me to lead this great company,” said Mr. Buser. “I intend to work with the senior management team to set a competitively-edged strategy focused on optimizing Sunstone’s high quality portfolio, resulting in what is most important: strong returns to our stockholders.”

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 45 hotels comprised of 15,354 rooms primarily in the upper-upscale segment operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Starwood. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the possibility of a U.S. recession; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of June 19, 2008, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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